SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss. 240.14a-12

                         MAGNUM HUNTER RESOURCES, INC.
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)  Title of each class of securities to which transaction applies:

       ----------------------------------------------------------------------

       (2)  Aggregate number of securities to which transaction applies:

       ----------------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ----------------------------------------------------------------------

       (4)  Proposed maximum aggregate value of transaction:

       ----------------------------------------------------------------------

       (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid: _____________________________________________
     2) Form, Schedule or Registration Statement Number: ____________________
     3) Filing Party: _______________________________________________________
     4) Date Filed: _________________________________________________________

[GRAPHIC_OMITTED]

                          Magnum Hunter Resources, Inc.
                         600 East Las Colinas Boulevard
                                   Suite 1100
                               Irving, Texas 75039

                    Notice of Annual Meeting of Stockholders
                                on June 28, 2001

Dear Stockholder:

     The  Annual  Meeting  of  Stockholders  (the  "Meeting")  of Magnum  Hunter
Resources, Inc. will be held at the Omni Park West Hotel, 1590 LB Freeway, Dallas, Texas 75234, on Thursday, June 28, 2001, at 10:00 A.M., Central Time, for the following purposes:

     (1) To elect three (3) Directors for a term of three (3) years or until their respective successors are duly qualified and elected;

     ` (2) To consider and vote upon a proposal by the Board of Directors to approve the Company's 2001 Stock Option Plan;

     (3) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2001; and

     (4) Transacting such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed May 24, 2001, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Only holders of record of Magnum Hunter Resources, Inc. (the "Company") Common Stock, par value $.002 per share, and holders of record of the Company's 1996 Series A Convertible Preferred Stock and at the close of business on the Record Date are entitled to vote on all matters coming before the Meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be maintained in the Company's offices at 600 East Las Colinas Boulevard, Suite 1100, Irving, Texas, for ten days prior to the Meeting.

     Your vote is important. The voting stock of the Company should be represented as fully as possible at the Meeting. The enclosed proxy is solicited by the Board of Directors of the Company. Whether or not you plan to attend the meeting in person, please mark, execute, date and return the enclosed proxy in the envelope provided, which requires no postage if mailed within the United States. The return of the enclosed proxy will not affect your right to vote in person if you do attend the meeting.


                                         By Order of the Board of Directors

                                         /s/Gary C. Evans

Irving, Texas                            Gary C. Evans
May 28, 2001                             President and Chief Executive Officer


     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                          Magnum Hunter Resources, Inc.
                   600 East Las Colinas Boulevard, Suite 1100
                               Irving, Texas 75039



                                 PROXY STATEMENT



     The proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's Annual Meeting of Stockholders which will be held on Thursday, June 28, 2001, at 10:00 A.M., Central Time at the Omni Park West Hotel, 1590 LBJ Freeway, Dallas, Texas 75234. This proxy statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about May 28, 2001.

     The Board of Directors does not intend to bring any matter before the meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment in such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of three directors and "FOR" the remaining proposal(s).

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

Voting Securities

     At the close of business on May 24, 2001, the record date fixed for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding 35,526,739 shares of the Company's Common Stock, $.002 par value (the "Common Stock"). At the close of business on the record date, holders of the Company's Common Stock will be entitled to one vote per share on all proper business brought before the Meeting. In addition, the holders of the Company's 1996 Series A Convertible Preferred Stock are entitled, on all matters submitted for a vote of the holders of shares of Common Stock, to a number of votes per share equal to the number of shares of Common Stock issuable upon conversion of one share of the 1996 Series A Convertible Preferred Stock on the date of such vote. As of May 24, 2001, there are currently 1,000,000 shares of 1996 Series A Convertible Preferred Stock issued and outstanding which is convertible into 1,904,762 shares of Common Stock, all of which are owned by a wholly-owned subsidiary of the Company. The presence at the Meeting, in person or by proxy, of the holders of a majority of such outstanding shares will constitute a quorum. All matters brought before the Meeting will be decided by a majority of the shares represented in person or by proxy. Stockholders do not have cumulative voting rights in the election of directors. Abstentions will have the effect of a vote against a proposal. Non-votes will have no effect on the voting of any of the proposals.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of February 28, 2001, regarding the share ownership of the Company by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director, (iii) the Company's Chief Executive Officer and the five other most highly compensated executive officers of the Company, and (iv) all directors and executive officers of the Company, as a group. None of the directors or executive officers named below, as of February 28, 2001, owned any shares of the Company's Series A Preferred Stock or its 1996 Series A Convertible Preferred Stock. The business address of each officer and director listed below is: c/o Magnum Hunter Resources, Inc., 600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039.

                                                                         Common Stock
                                                                       Beneficially Owned
                                                                 Number of           Percent
                          Name                                    Shares            of Class (o)
----------------------------------------------------------------------------------------------------
Directors and Executive Officers
         Gary C. Evans ..................................     2,856,073 (a)              7.8%
         Matthew C. Lutz.................................       833,229 (b)              2.3%
         Richard R. Frazier..............................       333,115 (c)                 *
         Chris Tong......................................       169,933 (d)                 *
         R. Douglas Cronk ...............................       135,768 (e)                 *
         Charles R. Erwin................................        24,000 (f)                 *
         Gerald W. Bolfing...............................       457,799 (g)              1.2%
         Jerry Box.......................................        40,902 (h)                 *
         Oscar C. Lindemann..............................       43,902  (i)                 *
         John H. Trescot, Jr.............................      125,479  (j)                 *
         James E. Upfield...............................        124,392 (k)                 *
         David L. Kyle ..................................       45,342  (l)                 *
         Jim Kneale .....................................         4,000 (m)                 *
         All directors and executive officers as a group
         (13 persons)....................................         5,193,934             13.8%
Beneficial owners of 5 percent or more
(excluding persons named above)
         ONEOK Resources Company
         100 W. Fifth Street
         Tulsa, OK 74103-4298 ...........................         7,936,507             22.4%
         Janus Capital Corporation
         100 Fillmore St., Suite 300
         Denver, CO.  80206..............................     1,505,475 (n)              4.2%
------------

         * Less than one percent.

     (a) Includes 310,000 shares of common stock issuable upon the exercise of certain currently exercisable options. Also includes 494,921 common stock purchase warrants which are currently exercisable. Also includes 17,024 shares held in the name of Jacquelyn Evelyn Enterprises, Inc., a corporation whose sole shareholder is Mr. Evans' wife. Mr. Evans disclaims any ownership in such securities other than those in which he has an economic interest.

     (b) Includes 575,000 shares of common stock issuable upon the exercise of certain currently exercisable options. Also includes 49,641 common stock purchase warrants which are currently exercisable.

     (c) Includes 270,000 shares of common stock issuable upon the exercise of certain currently exercisable options.

     (d) Includes 160,000 shares of common stock issuable upon the exercise of certain currently exercisable options.

     (e) Includes 82,000 shares of common stock issuable upon the exercise of certain currently exercisable options.

     (f) Includes 24,000 shares of common stock issuable upon the exercise of certain currently exercisable options.

     (g) Includes 17,000 shares of common stock issuable upon the exercise of certain currently exercisable options. Also includes 84,339 common stock purchase warrants which are currently exercisable.

     (h) Includes 23,000 shares of common stock issuable upon the exercise of certain currently exercisable options.

     (i) Includes 17,000 shares of common stock issuable upon the exercise of certain currently exercisable options.

     (j) Includes 42,000 shares of common stock issuable upon the exercise of certain currently exercisable options.

     (k) Includes 3,000 shares of common stock issuable upon the exercise of certain currently exercisable options. Also includes 15,848 common stock purchase warrants which are currently exercisable.

     (l) Includes 28,000 shares of common stock issuable upon the exercise of certain currently exercisable options.

     (m) Includes 3,000 shares of common stock issuable upon the exercise of certain currently exercisable options.

     (n) Based on Schedule 13G filed by Janus Capital Corporation on February 15, 2001.

     (o) Percentage is calculated on the number of shares outstanding plus those shares deemed outstanding under Rule 13d- 3(d)(1) under the Exchange Act.

                                   PROPOSAL I.
                              ELECTION OF DIRECTORS

     The Bylaws of the Company divide the Board of Directors into three (3) classes of Directors serving staggered three-year terms, with one class to be elected at each Annual Meeting. At this year's meeting, three (3) Directors are to be elected for a term of three (3) years, each to hold office until the expiration of his term in 2004 or until a successor shall have been qualified and elected. The terms of the remaining Directors will continue as indicated below.

     The shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the three (3) nominees for the Board of Directors named below. Each of the nominees is now serving as a Director.

            Information Regarding Nominees for Election of Directors


                                                  Position(s)
 Name                      Age    Term Served     With Company
----------------------------------------------------------------------------------
Matthew C. Lutz..........  66     Dec. 1995       Chairman and Executive Vice President
John H. Trescot, Jr......  75     June 1997       Director
James E. Upfield.........  80     Dec. 1995       Director

     Matthew C. Lutz has served as Chairman of the Company since March 1997 after having previously served as Vice Chairman since December 1995. Mr. Lutz has also served as Executive Vice President of the Company since December 1995. Mr. Lutz held similar positions with Hunter Resources, Inc. from September 1993 until October 1996. From 1984 through 1992, Mr. Lutz was Senior Vice President of Exploration and on the Board of Directors of Enserch Exploration, Inc. with responsibility for such company's worldwide oil and gas exploration and development program. Prior to joining Enserch, Mr. Lutz spent 28 years with Getty Oil Company. He advanced through several technical, supervisory and managerial positions which gave him various responsibilities including exploration, production, lease acquisition, administration and financial planning.

     John H. Trescot, Jr. has served as a director of the Company since June 1997. Mr. Trescot is the principal of AWA Management Corporation, a consulting firm specializing in financial evaluations for companies and entities such as OPIC (Overseas Private Investment Corp.). Mr. Trescot began his professional career as an engineer with Shell Oil Company. Later, Mr. Trescot joined Hudson Pulp & Paper Corp. (now a part of Georgia-Pacific Corp.) where he served 19 years in various positions in woodlands and pulp and paper, advancing to the position of Senior Vice President, Southern Operations. Mr. Trescot then became Vice President of The Charter Company, a multi- billion dollar corporation with operations in oil, communications and insurance. In 1979, Mr. Trescot became the Chief Executive Officer of JARI, a timber, pulp and mining operation in the Amazon Basin of Brazil owned by billionaire D.K. Ludwig. During 1982-89, while he was the Chief Executive Officer of TOT Drilling Corp., TOT drilled many deep wells in west Texas and New Mexico for major and independent oil companies. He is a bank director and multi-engine pilot. Mr. Trescot received his BME degree from Clemson University and his MBA from the Harvard Business School.

     James E. Upfield has served as a director of the Company since December 1995. Mr. Upfield was appointed a director of Hunter Resources, Inc. in August 1992. Mr. Upfield is Chairman of Temtex Industries, Inc. based in Dallas, Texas, a public company that produces consumer hard goods and building materials. In 1969, Mr. Upfield served on a select Presidential Committee serving postal operations of the United States of America. He later accepted the responsibility for the Dallas region, which encompassed Texas and Louisiana. From 1959 to 1967, Mr. Upfield was President of Baifield Industries, Inc. ("Baifield") and its predecessor, a company he founded in 1949 which merged with Baifield in 1963. Baifield was engaged in prime government contracts for military systems and sub-systems in the production of high-strength, light-weight metal products.

                             Terms Expiring in 2002

                                                             Position(s)
 Name                           Age       Term Served        With Company
-------------------------------------------------------------------------------
Gary C. Evans.................  44        Dec. 1995          Director, President and Chief Executive Officer
Jerry Box ....................  62        Mar. 1999          Director
David L. Kyle.................  48        Feb. 1999          Director

     Gary C. Evans has served as President, Chief Executive Officer and a director of Magnum Hunter Resources, Inc. since December 1995 and Chairman and Chief Executive Officer of all of the Magnum Hunter subsidiaries since their formation or acquisition. In 1985, Mr. Evans formed the predecessor company, Hunter Resources, Inc., that was merged into and formed Magnum Hunter some ten years later. From 1981 to 1985, Mr. Evans was associated with the Mercantile Bank of Canada where he held various positions including Vice President and Manager of the Energy Division of the Southwestern United States. From 1978 to 1981, he served in various capacities with National Bank of Commerce (now BancTexas, N.A.) including Credit Manager and Credit Officer. Mr. Evans serves on the Board of Directors of Novavax, Inc., an American Stock Exchange listed pharmaceutical company. He additionally serves on the board of three private Texas-based companies that Magnum Hunter owns various minority interests in, including (i) Swanson Consulting Services, Inc., a geological consulting firm;
(ii) NGTS, LLC, a natural gas marketing company and (iii) Aurion Technologies, Inc., a company that provides web-enabled automation to the oil and natural gas industry. He also serves as a Trustee of TEL Offshore Trust, an OTC listed oil and gas trust of which Magnum Hunter owns an approximate 42% interest.

     Jerry Box has served as a director of the Company since March 1999. From February 1998 to March 1999 he served in the position of President, Chief Operating Officer and Director of Oryx Energy Company ("Oryx"), now owned by Kerr McGee Corporation. From December 1995 to February 1998 he was Executive Vice President and Chief Operating Officer of Oryx. From December 1994 through November 1995 he served as Executive Vice President, Exploration and Production of Oryx. Previously, he served as Senior Vice President, Exploration and Production of Oryx. Mr. Box attended Louisiana Tech University, where he received B.S. and M.S. degrees in geology, and is also a graduate of the Program for Management Development at the Harvard University Graduate School of Business Administration. Mr. Box served as an officer in the U. S. Air Force from 1961 to 1966. Mr. Box is a former member of the Policy Committee of the U. S. Department of the Interior's Outer Continental Shelf Advisory Board, past Chairman and Vice-Chairman of the American Petroleum Institute's Exploration Affairs subcommittee, a former President of the Dallas Petroleum Club and a member of the Independent Petroleum Association of America.

     David L. Kyle has served as a director of the Company since February 1999. Mr. Kyle is currently employed by ONEOK, Inc., as its Chairman, President and Chief Executive Officer. Mr. Kyle was employed by Oklahoma Natural Gas Company, a division of ONEOK, Inc., in 1974 as an engineer trainee. He served in a number of positions prior to being elected Vice President of Gas Supply in September 1986, and Executive Vice President in May 1990. He was elected President in September 1994. He was elected President of ONEOK, Inc. effective September 1997 and Chairman, President and Chief Executive Officer effective August 2000. He received a B.S. degree in industrial engineering and management from Oklahoma State University in 1974. He received an MBA degree in 1987 from The University of Tulsa, and is a graduate of the Advanced Management Program at Harvard Business School.

                             Terms Expiring in 2003

                                                             Position
 Name                           Age       Term Served        With Company
------                          ---       ------------       ------------
Gerald W. Bolfing.............  72        Dec. 1995          Director
Oscar C. Lindemann ...........  78        Dec. 1995          Director
Jim Kneale....................  49        Sept. 2000         Director

     Gerald W. Bolfing has been a director of the Company since December 1995. Mr. Bolfing was appointed a director of Hunter Resources, Inc. in August 1993. He is an investor in the oil and gas business and a past officer of one of Hunter's former subsidiaries. From 1962 to 1980, Mr. Bolfing was a partner in Bolfing Food Stores in Waco, Texas. Mr. Bolfing was involved in American Service Company in Atlanta, Georgia from 1964 to 1965, and was active with Cable
Advertising Systems, Inc. of Kerrville, Texas from 1978 to 1981. He joined a Hunter subsidiary in the well servicing business in 1981 where he remained active until its divestiture in 1992. Mr. Bolfing is on the board of directors of Capital Marketing Corporation of Hurst, Texas.

     Oscar C. Lindemann has served as a director of the Company since December 1995. Mr. Lindemann was previously a director of Hunter Resources, Inc., having been appointed in November 1995. Mr. Lindemann has over 40 years experience in the financial industry. Mr. Lindemann began his banking career with the Texas Bank and Trust in Dallas, Texas in 1951. He served the bank until 1977 in many capacities, including Chief Executive Officer and Chairman of the Board. Since leaving Texas Bank and Trust, he has served as Vice Chairman of both the United National Bank and the National Bank of Commerce, also in Dallas. Mr. Lindemann has also served as a consultant to the banking industry. He retired from commercial banking in 1987. Mr. Lindemann is a former President of the Texas Bankers Association, and a former state representative to the American Bankers Association. He was a Founding Director and Board Member of VISA, and a member of the Reserve City Bankers Association. He has served as an instructor at both the Southwestern Graduate School of Banking at Southern Methodist University and the School of Banking of the South at Louisiana State University.

     Jim Kneale has served as a director of the Company since September 2000. Mr. Kneale is currently employed by ONEOK, Inc. as Senior Vice President and Chief Financial Officer and has been such since January 18, 2001. He is responsible for the finance, tax and accounting, risk management and risk control functions for ONEOK. Mr. Kneale joined ONEOK in 1981 as vice president of ONEOK Drilling Company. He became vice president of Energy Companies of ONEOK later in 1981 and was named vice president of accounting for Oklahoma Natural Gas Company in 1992. Mr. Kneale became vice president of the Tulsa District in 1994, vice president for ONEOK Resources in 1996, and president of Oklahoma Natural Gas in 1997. He was elected to the chief financial officer position in 1999. Mr. Kneale is a member of the American Institute of Certified Public Accountants and the Oklahoma Society of CPAs. He is a graduate of Leadership Oklahoma and Leadership Tulsa and is a Leadership Tulsa Paragon Award winner. Mr. Kneale serves on the Board of Directors of the YMCA of Greater Tulsa, the Tulsa Boys' Home, Tulsa Community College Foundation, and the Advisory Board of the Oklahoma Blood Institute. A certified public accountant, Mr. Kneale received his accounting degree from West Texas A&M University in 1973.

     THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE (3) NOMINEES AS CLASS II DIRECTORS OF THE COMPANY.

Compensation of Directors

     The Company has nine individuals who serve as directors, seven of which are independent. Two of these directors receive compensation with respect to their services and in their capacities as executive officers of the Company and no additional compensation has historically been paid for their services to the Company as directors. The other seven directors of the Company are not employees of the Company and receive no compensation for their services as directors other than as stated below. For fiscal years 1999 and 2000, independent directors received a $10,000 retainer for being a board member and in addition received $1,000 per meeting attended. Each new independent director added to the board in fiscal year 1999 was granted an option to acquire 25,000 shares of the Company's common stock at an exercise price not less than the market price of the common stock on the date of grant. In addition, for the fiscal years 1999 and 2000 each independent director was granted stock options to acquire 10,000 and 15,000 shares, respectively, of the Company's common stock at an exercise price not less than the market price of the common stock on the date of grant. For fiscal year 2001, independent directors will receive a $15,000 retainer for being a board member which may be paid in either cash or common stock of the Company at each individual director's choice, and in addition will receive $1,500 per meeting attended and $500 per committee meeting attended. Other than the compensation stated herein, the Company has not entered into any arrangement, including consulting contracts, in consideration of the director's service on the board.

Meetings of the Board of Directors

     The full Board of Directors met or unanimously voted on resolutions eight times during fiscal year 2000. Each of the directors attended or acted upon at least seventy-five percent of the aggregate number of Board of Director meetings, consents, and Board of Director Committee meetings or consents held or acted upon during fiscal year 2000.

Committees of the Board of Directors

     The  Board  of  Directors  has two  committees,  an Audit  Committee  and a
Compensation  Committee,   composed  of  three  (3)  and  four  (4)  independent
directors, respectively.

                             Audit Committee Report

     The Audit Committee is composed of Gerald W. Bolfing,  Jim Kneale and Oscar
C. Lindemann, all non- employee directors. The Board of Directors has made a determination that the members of the Audit Committee satisfy the requirements of the American Stock Exchange as to independence, financial literacy and experience. The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Audit Committee on March 23, 2000. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by overseeing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the Company's legal compliance and ethics programs as established by management and the Board. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose.

     The Audit Committee met in March 2000, June 2000 and March 2001. This is a report on the Audit Committee's activities relating to the calendar year 2000.

         The Audit Committee

     i. reviewed and discussed with the Company's management the Company's 2000 audited financial statements;

     ii. Discussed with the independent auditors the matters required to be discussed by SAS 61 which includes, among other items, matters related to the conduct of the audit of the Company's financial statements;

     iii. Received written disclosures and a letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors independence from the Company and its affiliates) and discussed with the auditors the auditor's independence from the Company. These discussions included a review of all audit and non-audit services provided by the independent auditors to the Company;

     iv. Made a recommendation to the Board of Directors that the Company's 2000 audited financial statements be included in the Company's annual report on Form 10-K, based on discussions with management and the independent auditors;

     v. Made a determination that the independent auditors performed no financial information systems design and implementation services during 2000;

     vi. Audit fees billed to the Company by Deloitte & Touche LLP for its audit of the Company's annual financial statements for the year ended December 31, 2000, and for its review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the S.E.C. for 2000 totaled $85,000; and

     vii. Fees billed to the Company by Deloitte & Touche LLP during the Company's 2000 fiscal year for all other non-audit service rendered to the Company, including, but not limited to, fees for assistance with implementing new accounting standards and assistance in responding to S.E.C. comments to the Company's Universal Shelf Registration Statement on Form S-3, totaled $40,650. In connection with the recently revised standards for independence of the Company's independent public accountants promulgated by the S.E.C., the Audit Committee has considered whether the provision of such services is compatible with maintaining the independence of Deloitte & Touche LLP.

                                Audit Committee:

                                Oscar C. Lindemann, Chairman
                                Gerald W. Bolfing
                                Jim Kneale

          Board Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for recommending the types and levels of compensation for executive officers of the Company. The Committee is comprised of four (4) independent, non-employee Directors. Following thorough review and approval by the Committee, decisions relating to executive compensation are reported to and approved by the full Board of Directors. The Committee has directed the preparation of this report and has approved its contents and its submission to the stockholders. As provided by the rules of the SEC, this report is not deemed to be filed with the SEC, nor incorporated by reference into any prior or future fillings under the Securities Act of 1933, as amended, or the Exchange Act. The Compensation Committee, composed of James E. Upfield, John H. Trescot, Jr., David L. Kyle and Jerry Box, administer the Company's Stock Option Plan and make recommendations to the Board of Directors regarding compensation for the Company's executive officers. The Compensation Committee met once in 2000.

     In the Committee's opinion, levels of executive compensation should generally be based upon the performance of the Company, the contributions of individual officers to such performance and the comparability to persons with similar responsibilities in business enterprises similar in size or nature to the Company. The Committee believes that compensation plans should align executive compensation with returns to stockholders, giving due consideration to the achievement of both long-term and short-term objectives. The Committee believes that such compensation policies and practices have allowed the Company to attract, retain and motivate its key executives.

     The compensation of the Company's executive officers consists primarily of base salaries, discretionary bonuses and the opportunity to participate in certain incentive arrangements, including, among other programs, the granting of contractual non-qualified stock options. Certain executive officers have also previously participated in the Company's 1996 Incentive Stock Option Plan. The value of these plan benefits directly relates to the future performance of the Company's Common Stock. The Committee continues to believe that the utilization of incentive programs that are linked to the performance of the Company's Common Stock closely aligns the interests of the executive with those of the Company's stockholders. Consistent with all other full-time Company employees, the Named Executive Officers (as defined in "Executive Compensation" below) are also eligible to participate in the Company's 401(k) Plan and ESOP Plan. The Committee believes that these plans encourages longer-term employment through gradual service-based vesting of Company contributions.

     The base salaries of the Company's executive officers are based upon a subjective assessment of each individual's performance, experience and other factors which are believed to be relevant in comparison with compensation data contained in published and recognized surveys. The Committee believes that current executive officer salaries are appropriate to ensure that the Company's executive officers compensation remains close to the median level of most of the comparative compensation data. All of the officers of the Company are eligible to receive discretionary incentive bonuses, based upon the Company's overall financial achievement and a subjective review of the respective contributions to such achievement. These incentive arrangements have been extended to such executive officers for 2000. The Committee believes that an improvement in various financial measures such as revenues, EBITDA, cash flow and earnings from the prior year and a comparison of actual performance versus budget are appropriate standards for measuring performance and directly link the individual participant's total potential remuneration with the accomplishment of established growth targets.

     Eligibility for participation in the various Company plans were determined after the Committee had thoroughly reviewed and taken into consideration the respective relative accountability, anticipated performance requirements and contributions to the Company by the prospective participants, including the Named Executive Officers. All outstanding stock options that have been granted pursuant to these plans and programs were granted at prices not less than 100% of the fair market value of the Company's Common Stock on the dates such options were granted. The Committee believes that stock options are a desirable form of long-term compensation that allow the Company to recruit and retain senior executive talent and closely connect the interests of management with stockholder value.

Tax Deduction Limitation for Executive Compensation

     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executives officers named in the Executive Compensation Table to $1 million, unless certain requirements are met. The Committee intends to monitor compensation paid to the Company's executive officers so that the corporate tax deduction is maximized, while maintaining the flexibility to attract and retain qualified executives.

Compensation of the CEO

     The  Committee  sets the cash  compensation  for Mr.  Evans.  The Committee believes that there is necessarily some subjectivity in setting cash compensation of the Company's executive officers and does not use predetermined performance criteria when setting such cash compensation. In determining appropriate cash compensation levels, the Committee subjectively and quantitatively analyzes the individual's performance, the performance of the Company and the individual's contribution to that performance. Specific factors considered in setting bonus levels include the Company's operational and financial results, success of the Company's acquisition, exploration and development programs, including significant proved reserve increases and prudent management of the Company's capital structure. The Committee also considers the executive's level and scope of responsibility, experience and the compensation practices of competitors for executives of similar responsibility. The Committee does not establish predetermined maximum bonuses.

     The minimum salary of Mr. Evans is set by an employment contract as described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements". In setting the 2000 bonus for Mr. Evans, the Committee took into consideration his role in formulating goals and implementing the strategy of (i) achieving a 90% exploration drilling success onshore with 9 out of 10 exploration wells drilled as discoveries, (ii) cash flow up 180% to $46.2 million in 2000 vs. $16.6 million in 1999, (iii) achieved profitability with net income of $12.6 million, and (iv) an increase of 22 BCFE in proved reserves over year-end 1999 after adjustments. These significant achievements increased stockholder value with the Company achieving one of the best stock price performance of any security listed on the American Stock Exchange in 2000. The Committee also felt the

     Company's achievements in 2000 laid the foundation for continuing an above average production growth rate in future years.

     The Committee relies heavily upon stock options to compensate the executive employees of the Company. The Committee believes that stock-based incentives encourage and reward effective management that results in long- term corporate financial success, as measured by stock appreciation. Stock-based incentives awarded to Mr. Evans and other executive officers are based on the Committee's subjective evaluation of the employee's ability to influence the Company's long-term growth and profitability and to reward outstanding individual performance and contributions to the Company.

                             Compensation Committee:

                             Jerry Box, Chairman
                             David L. Kyle
                             John H. Trescot, Jr.
                             James E. Upfield

Performance Graph

     Set forth below is a performance graph comparing yearly cumulative total stockholder return on the Company's Common Stock with (i) the monthly index of stocks included in the Standard and Poor's 500 Index (ii) the Company's Peer Group and (iii) the Dow Jones Oil-Secondary Index. The companies that comprise the Company's Peer Group are as follows: Barrett Resources Corporation, Cabot Oil & Gas Corp., Chesapeake Energy Corp., Cross Timbers Oil Co., Denbury
Resources, Inc., Forest Oil Corporation, HS Resources, Inc., Nuevo Energy Company, Range Resources Corporation and Vintage Petroleum Inc.

                                                                Dow Jones        Magnum Hunter
                           S&P 500       Peer Group           Oil Secondary     Resources, Inc.
                           -------       ----------           -------------     ---------------
      Dec 31, 1995           100             100                   100                100
      Dec 31, 1996           120             173                   125                152
      Dec 31, 1997           158             134                   122                180
      Dec 31, 1998           200              62                    83                104
      Dec 31, 1999           239              85                    94                100
      Dec 31, 2000           214             188                   147                376

     All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The years compared are 1995, 1996, 1997, 1998, 1999 and 2000.

                     [Rest of page intentionally left blank]

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
            AMONG MAGNUM HUNTER RESOURCES, INC., THE S & P 500 INDEX,
         THE COMPANY'S PEER GROUP AND THE DOW JONES OIL SECONDARY INDEX


     This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.



                                 [graph omitted]

Executive Compensation.

     The following table contains information with respect to all cash compensation paid or accrued by the Company during the past three fiscal years to the Company's Chief Executive Officer and each person serving as an executive officer of the Company on December 31, 2000 (collectively, the "Named Executive Officers").

                                                                                 Long Term Compensation
                                           Annual                             Awards               Payout
                                        Compensation
           (a)               (b)      (c)         (d)            (e)            (f)       (g)        (h)           (i)
          Name,                                                 Other                    Number
        Principal                                               Annual      Restricted  Options      LTP        All Other
         Position           Year     Salary      Bonus     Compensation (a)    Stock      SARs     Payouts    Compensation
         --------           ----     ------      -----     -------------       -----      ----     -------    ------------
Gary C. Evans               2000    $300,000   $400,000        $ 7,500           -         -          -        $19,933 (b)
President and CEO           1999    $250,000   $250,000        $ 7,500           -         -          -        $19,342 (b)
                            1998    $250,000   $300,000           -              -         -          -             -

Matthew C. Lutz             2000    $175,000   $300,000        $ 8,400           -         -          -             -
Executive V.P. and          1999    $150,000   $125,000        $ 6,000           -         -          -             -
Chairman                    1998    $156,000   $100,000           -              -         -          -             -

Richard R. Frazier          2000    $175,000   $125,000        $ 6,000           -         -          -             -
President of                1999    $150,000   $ 75,000        $ 4,200           -         -          -             -
Magnum Hunter               1998    $154,200   $ 50,000           -              -         -          -             -
Production, Inc.

Chris Tong                  2000    $160,000   $ 65,000        $ 6,000           -         -          -             -
Senior Vice President &     1999    $150,000   $ 35,000        $ 6,000           -         -          -             -
Chief Financial Officer     1998    $156,000   $ 30,000           -              -         -          -             -

R. Douglas Cronk            2000    $122,500   $ 65,000        $ 6,000           -         -          -             -
Senior V.P. of Magnum       1999    $115,000   $ 25,000        $ 4,200           -         -          -             -
Hunter Production, Inc.     1998    $104,200   $ 20,000           -              -         -          -             -

Charles R. Erwin (c)        2000    $113,423   $125,000        $ 5,100           -         -          -             -
Senior V.P. of Magnum       1999    $ 90,000    $ 7,500           -              -         -          -             -
Hunter Production, Inc.     1998       -           -              -              -         -          -             -

---------------------

(a)  Other compensation consists of a vehicle allowance paid to the employee.
(b) Mr. Evans receives compensation for acting as an individual Trustee for the TEL Offshore Trust.
(c)  Mr. Erwin was hired in May 1999.

                      Option/SAR Grants in Last Fiscal Year

                                                                                                                    Alternative to
                                                                                 Potential realizable value at       (f) and (g):
                                                                                  assumed annual rates of stock       grant date
                               Individual Grants                                  price appreciation for option term     value
-------------------------------------------------------------------------------- -----------------------------------  -------------
       Name            Number of    Percent of total Exercise or base  Expiration      5% ($)         10% ($)          Grant date
                       securities     options/SARs    price ($/Sh)        date                                        present value
                       underlying      granted to                                                                           $
                      Options/SARs    employees in
                       granted (#)    fiscal year
        (a)               (b)             (c)            (d)             (e)            (f)            (g)            (f)
-------------------  -------------- --------------- --------------  ------------ --------------- -------------------  -------------
Gary C. Evans               300,000       19%          $7.9375         12/08/10                                          1,697,460
Matthew C. Lutz             200,000       13%          $7.9375         12/08/10                                          1,131,640
Richard R. Frazier          100,000        6%          $7.9375         12/08/10                                            565,820
Charles R. Erwin            100,000        6%          $7.9375         12/08/10                                            565,820
R. Douglas Cronk             50,000        3%          $7.9375         12/08/10                                            282,910
Chris Tong                   40,000        3%          $7.9375         12/08/10                                            226,328


                         Aggregated Option/SAR Exercises
                in Last Fiscal Year and FY-End Option/SAR Values



                                                                  Number of securities    Value of unexercised in-
                                                                 underlying unexercised    the-money options/SARs
                                                                  options/SARs at fiscal   at fiscal year-end ($)
                                                                       year-end (#)

                         Shares acquired on         Value             Exercisable/              Exercisable/
         Name               exercise (#)         Realized ($)         unexercisable            unexercisable

          (a)                    (b)                 (c)                   (d)                      (e)
-------------------------------------------------------------------------------------------------------------------
   Gary C. Evans               500,000            $1,375,000        310,000 / 290,000      $1,949,850 / $1,935,900
   Matthew C. Lutz                -                   -             575,000 / 250,000      $3,873,250 / $1,207,500
   Richard R. Frazier             -                   -             270,000 / 155,000      $1,809,400 / $  292,050
   Charles R. Erwin             14,000            $  103,840         24,000 /  92,000      $   90,690 / $  329,520
   R. Douglas Cronk               -                   -              82,000 /  73,000      $  527,045 / $  389,130
   Chris Tong                     -                   -             160,000 /  85,000      $1,028,972 / $  503,840

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     Mr. Gary C. Evans, Mr. Matthew C. Lutz, Mr. Richard R. Frazier, Mr. Chris Tong, Mr. R. Douglas Cronk and Mr. Charles R. Erwin each have employment agreements with the Company. Mr. Evans' agreement terminates January 1, 2005 and continues thereafter on a year to year basis and provides for a salary of $300,000 per annum unless increased by the Board. Mr. Evans' salary for the year 2001 is $350,000. Mr. Lutz's agreement terminates January 1, 2005 and continues thereafter on a year to year basis and provides for a salary of $175,000 per annum unless increased by the Board. Mr. Lutz's salary for the year 2001 is $245,000. Mr. Frazier's agreement terminates January 1, 2005 and continues thereafter on a year to year basis and provides for a salary of $175,000 per annum unless increased by the Board. Mr. Frazier's salary for the year 2001 is $190,000. Mr. Tong's agreement terminates January 1, 2003 and continues thereafter on a year to year basis and provides for a salary of $160,000 per annum unless increased by the Board. Mr. Tong's salary for the year 2001 is $165,000. Mr. Cronk's agreement terminates January 1, 2003 and continues thereafter on a year to year basis and provides for a salary of $122,500 per annum unless increased by the Board. Mr. Cronk's salary for the year 2001 is $138,000. Mr. Erwin's agreement terminates January 1, 2003 and continues thereafter on a year to year basis and provides for a salary of $125,000 per annum unless increased by the Board. Mr. Erwin's salary for the year 2001 is $145,000. All of the agreements provide that the same benefits supplied to other Company employees shall be available to the employee. The employment agreements also contain, among other things, covenants by the employee that in the event of termination, he will not compete with the Company in certain geographical areas or hire any employees of the Company for a period of two years after cessation of employment.

     In addition, all of the agreements contain a provision that upon a change-in-control of the Company and the employee's position is terminated or the employee leaves for "good cause", the employee is entitled to receive, immediately in one lump sum, certain compensation. In the case of Mr. Evans, Mr. Lutz and Mr. Frazier, the employee shall receive three times the employee's base salary, bonus for the last fiscal year and any other compensation received by him in the last fiscal year. In the case of Mr. Cronk, Mr. Erwin and Mr. Tong, the employee shall receive the employee's base salary, bonus for the last fiscal year and any other compensation received by him in the last fiscal year multiplied by two. Also, any medical, dental and group life insurance covering the employee and his dependents shall continue until the earlier of (i) 12 months after the change-in-control or (ii) the date the employee becomes a participant in the group insurance benefit program of a new employer. The Company also has key man life insurance on Mr. Evans in the amount of $12,000,000.

Principal Occupations of Other Officers of the Company and its Subsidiaries

     Richard R. Frazier has served as President and Chief Operating Officer of Magnum Hunter Production, Inc. and Gruy since January 1994. From 1977 to 1993, Mr. Frazier was employed by Edisto Resources Corporation in Dallas, serving as Executive Vice President Exploration and Production from 1983 to 1993, where he had overall responsibility for its property acquisition, exploration, drilling, production, gas marketing and engineering functions. From 1972 to 1976, Mr. Frazier served as District Production Superintendent and Petroleum Engineer with HNG Oil Company (now Enron Oil & Gas Company) in Midland, Texas. Mr. Frazier's initial employment, from 1968 to 1971, was with Amerada Hess Corporation as a petroleum engineer involved in numerous projects in Oklahoma and Texas. Mr. Frazier graduated in 1970 from the University of Tulsa with a Bachelor of Science Degree in Petroleum Engineering. He is a registered Professional Engineer in Texas and a member of the Society of Petroleum Engineers and many other professional organizations.

     Chris Tong has served as Senior Vice President and Chief Financial Officer since August 1997. Previously, Mr. Tong was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which were wholly-owned subsidiaries of Tejas Gas Corporation. In January 1998, Tejas Gas Corporation was acquired by Shell Oil. Mr. Tong held these positions since August 1996, and served in other treasury positions with Tejas beginning August 1989. He was also responsible for managing Tejas' property and liability insurance. From 1980 to 1989, Mr. Tong served in various energy lending capacities with Canadian Imperial Bank of Commerce, Post Oak Bank, and Bankers Trust Company in Houston, Texas. Prior to his banking career, Mr. Tong also served over a year with Superior Oil Company as a Reservoir Engineering Assistant. Mr. Tong is a summa cum laude graduate of the University of Southwestern Louisiana with a Bachelor of Arts degree in Economics and a minor in Mathematics.

     R. Douglas Cronk has served as Senior Vice President of Operations for Magnum Hunter Production, Inc. and Gruy since December 1998. He served as Vice President of Operations for the two companies since May 1996 at which time the Company acquired from Mr. Cronk Rampart Petroleum, Inc., based in Abilene, Texas. Rampart had been a small active operating and exploration company in the north central and west Texas region since 1983. Prior to the formation of Rampart, Mr. Cronk was an independent oil and gas consultant in Houston, Texas for approximately two years. From 1974 to 1981, Mr. Cronk held various positions with subsidiaries of Deutsch Corporation of Tulsa, Oklahoma, including Southland Drilling and Production where he became Vice President of Drilling and Production. Mr. Cronk is a Chemical Engineer graduate from the University of Tulsa.

     Morgan F. Johnston has served as Vice President and General Counsel since April 1997 and has served as the Company's Secretary since May 1, 1996. Mr. Johnston was in private practice as a sole practitioner from May 1, 1996 to April 1, 1997, specializing in corporate and securities law. From February 1994 to May 1996, Mr. Johnston served as general counsel for Millennia, Inc. (formerly known as SOI Industries, Inc.) and Digital Communications Technology Corporation, two American Stock Exchange listed companies. He also served as general counsel to Halter Capital Corporation, a private consulting firm from August 1991 to May 1996. For the two years prior to August 1991 he was securities counsel for Motel 6 L.P., a New York Stock Exchange listed company. Mr. Johnston graduated cum laude from Texas Tech Law School in May 1986 and was also a member of the Texas Tech Law Review. He is licensed to practice law in the State of Texas.

     David S. Krueger has served as Vice President and Chief Accounting Officer of the Company since January 1997. Mr. Krueger acted as Vice President-Finance of Cimarron Gas Holding Co., a gas processing and natural gas liquids marketing company in Tulsa, Oklahoma, from April 1992 until January 1997. He served as Vice President/Controller of American Central Gas Companies, Inc., a gas gathering, processing and marketing company from May 1988 until April 1992. From 1974 to 1986, Mr. Krueger served in various managerial capacities for Southland Energy Corporation. From 1971 to 1973, Mr. Krueger was a staff accountant with Arthur Andersen LLP. Mr. Krueger, a certified public accountant, graduated from the University of Arkansas with a B.S./B.A. degree in Business Administration and earned his M.B.A. from the University of Tulsa.

     Michael P. McInerney has served as Vice President, Corporate Development & Investor Relations of the Company since October 1997. Prior to joining the Company, Mr. McInerney owned Energy Advisors, Inc., an energy consulting firm, from June 1993 until October 1997. Mr. McInerney was employed from 1981 until June 1993 by Triton Energy Corporation, an independent energy company, where his responsibilities included investor relations, acquisitions and corporate planning. Before joining Triton Energy Corporation, Mr. McInerney served nine years in various financial management positions with American Natural Resources Company, a gas transmission and distribution corporation. Mr. McInerney graduated from the University of Michigan with a B.B.A.

     Charles R. Erwin has served as Senior Vice President of Exploration for Magnum Hunter Production, Inc. and Gruy since July 2000. He became Vice President of Exploration for Magnum Hunter Production, Inc. and Gruy in January 2000. Mr. Erwin initially served as Manager of Exploration for Gruy beginning May of 1999. Mr. Erwin received a Masters in Geology from the University of Wisconsin - Milwaukee. He has 27 years experience in the oil and gas industry. Prior to joining Gruy, Mr. Erwin worked for Enserch Exploration for 22 years holding various positions including Exploration Manager - East Texas, Exploration Manager - Texas and Louisiana Gulf Coast and Director of Exploration Offshore and International.

     Gregory L. Jessup has been Vice President of Land for Magnum Hunter Production, Inc. and Gruy since April 17, 1998. Mr. Jessup joined the Company as Land Manager on May 1, 1997. From 1982 until joining the Company, Mr. Jessup served as Land Manager of Ken Petroleum Corporation of Dallas managing its Land and Regulatory Department as well as managing its crude oil marketing business. During his tenure as Land Manager, Mr. Jessup has been actively involved in all phases of land operations, including negotiations, acquisitions, and administration. Mr. Jessup holds a Bachelor of Business Administration degree in Management from Texas Tech University and is a Certified Professional Landman.

     David M. Keglovits has served as Vice President and Controller for Magnum Hunter and Gruy since 1999. Prior to 1999, Mr. Keglovits served as Vice President and Controller of Gruy. Mr. Keglovits joined Gruy in March 1977 as an accountant before holding the positions of Assistant Controller and Controller. From December 1974 to December 1976, Mr. Keglovits was employed by Bell Helicopter International in its financial management office in Tehran, Iran. Mr. Keglovits was graduated with honors from the University of Texas at Austin with a B.B.A. in Accounting.

     Craig Knight has served as Vice President of Operations for Hunter Gas Gathering, Inc. since March 1998. Prior to joining the Company Mr. Knight was employed by MidCon Corp. and its affiliates since 1979 in various capacities. From 1995 until his departure from MidCon, he served as the Sr. Business Manager, Gathering and Processing for MidCon Gas Products Corp. where he managed MidCon's gathering and processing activities in the Panhandle and Permian Basin regions of Texas. From 1992 -1994, he served as an account manager of the Electric Power Sector Start-up Group for MidCon Gas Services Corp and as Manager
- West Region for MidCon Marketing Corp. Mr. Knight graduated from Texas Tech University with a B.S. in Engineering Technology with Construction Specialty. He also received his M.B.A. in Executive Programs from University of Houston in 1989.

     Earl Krieg has served as Manager of Engineering for Gruy since May of 1999. Mr. Krieg became Vice President of Engineering for Magnum Hunter Production, Inc. and Gruy in January 2000. Mr. Krieg was employed by The Wiser Oil Company for the five years prior to joining the Company in various capacities including Manager of Operations and Manager of Secondary Recovery. Mr. Krieg has 26 years in various reservoir engineering, operations, acquisitions and management roles with Chevron, General Crude, Edisto and most recently, The Wiser Oil Company. Mr. Krieg is a Registered Professional Engineer in Texas and was an officer in the Society of Petroleum Evaluation Engineers in 1989. Mr. Krieg graduated from Texas A&M University in 1975 with a B.S. degree in petroleum engineering.

                                  PROPOSAL II.
                    PROPOSAL TO ADOPT 2001 STOCK OPTION PLAN

     The Board of Directors has adopted, subject to stockholder approval, the Company's 2001 Stock Option Plan (the "2001 Plan"). All options granted under the 2001 Plan will be void, if the 2001 Plan is not approved by the Company's stockholders on or before December 8, 2001.

     Options to purchase 3,495,000 shares of common stock may be granted pursuant to the 2001 Plan. The options granted pursuant to the 2001 Plan may be either Incentive Options or Non-Qualified Options. The 2001 Plan is intended to provide incentives to key employees and other persons who have or are contributing to the success of the Company by offering them options to purchase shares of the Company's common stock. The effect of the adoption of the 2001 Plan will be to increase the number of shares issuable upon the exercise of options that may be granted, which will allow the Company to grant more options from time to time and thereby augment its program of providing incentives to employees and other persons. The terms of the 2001 Plan concerning Incentive Options and Non-Qualified Options are substantially the same except that only employees of the Company or its subsidiaries are eligible for Incentive Options and employees, directors and other persons who have contributed or are contributing to the success of the Company are eligible for Non-Qualified Options. The number of options authorized is a maximum aggregate so that the number of Incentive Options granted reduces the number of Non- Qualified Options that may be granted. There currently are approximately 100 employees eligible to receive Incentive Options and an unspecified number of persons eligible to receive Non-Qualified Options.

     The 2001 Plan will be administered by the Compensation Committee, which is composed of four non- employee directors. The Compensation Committee has discretion to select the persons to whom options will be granted ("Optionees"), the number of shares to be granted, the term of each option and the exercise price of each option. However, no option may be exercisable more than 10 years after the granting of the option, and no options may be granted under the 2001 Plan after December 8, 2010.

     The exercise price of options granted cannot be less than the fair market value of the underlying common stock on the date the options are granted. In addition, the aggregate fair market value (determined as of the date an option is granted) of the common stock underlying Incentive Options granted to a single employee which become exercisable in any single calendar year may not exceed the maximum permitted by the Internal Revenue Code. This amount currently is $100,000. No Incentive Option may be granted to an employee who, at the time the option would be granted, owns more than ten percent of the outstanding stock of the Company unless the exercise price of the options granted to the employee is at least 110 percent of the fair market value of the stock subject to the option and the option is not exercisable more than five years from the date of grant.

     All options granted under the 2001 Plan will become fully exercisable upon the occurrence of a change of control of the Company or certain mergers or other reorganizations or asset sales described in the 2001 Plan.

     Options granted pursuant to the 2001 Plan will not be transferable during the Optionee's lifetime except in very limited circumstances set forth in the 2001 Plan. Subject to the other terms of the 2001 Plan, the Compensation Committee has discretion to provide vesting requirements and specific expiration provisions with respect to the options granted.

     It currently is anticipated that the exercise of the options will be covered by an effective registration statement, which will enable an Optionee exercising options to receive unrestricted stock that may be transferred or sold in the open market unless the Optionee is a director, executive officer or otherwise an "affiliate" of the Company. In the case of a director, executive officer or other affiliate, the common stock acquired through exercise of the options may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

     In the event a change, such as a stock split, is made in the Company's capitalization which results in an exchange or other adjustment of each share of common stock for or into a greater or lesser number of shares, appropriate adjustment shall be made in the exercise price and in the number of shares subject to each outstanding option. The Compensation Committee also may make provisions for adjusting the number of shares subject to outstanding options in the event the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of the Company's outstanding common stock.

     The Board of Directors may at any time terminate the 2001 Plan or make such amendments or modifications to the 2001 Plan that the Board of Directors deems advisable, except that (i) no amendments may impair previously outstanding options and (ii) amendments that require stockholder approval under applicable law may not be made without that approval.

     The Incentive Options issuable under the 2001 Plan are structured to qualify for favorable tax treatment provided for "incentive stock options" by
Section 422 of the Code. All references to the tax treatment of the options are under the Code as currently in effect. Pursuant to Section 422 of the Code, Optionees will not be subject to federal income tax at the time of grant or at the time of exercise of an Incentive Stock Option. In addition, provided that the stock underlying the option is not sold less than two years after the grant of the option and is not sold less than one year after the exercise of the option, then the difference between the exercise price and the sales price will betreated as long-term capital gain or loss. An Optionee also may be subject to the alternative minimum tax upon exercise of his options. The Company will not be entitled to receive any income tax deductions with respect to the granting or exercise of Incentive Options or the sale of the common stock underlying the options.

     Non-Qualified Options will not qualify for the special tax benefits given to Incentive Options under Section 422 of the Code. An Optionee does not recognize any taxable income at the time he is granted a Non-Qualified Option. However, upon exercise of the option, the Optionee recognizes ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The ordinary income recognized by the Optionee will be treated as wages and will be subject to income tax withholding by the Company. Upon an Optionee's sale of shares acquired pursuant to the exercise of Non-Qualified Option, any difference between the sale price and the fair market value of the shares on the date when the option was exercised will be treated as either long-term or short-term capital gain or loss, depending on the period of time held. Upon an Optionee's exercise of a Non-Qualified Option, the Company will be entitled to a tax deduction in the amount recognized as ordinary income to the Optionee provided that the Company effects withholding with respect to the deemed compensation.

     The closing sale price of the Company's common stock, as quoted on the American Stock Exchange, at the close of business on May 10, 2001 was $11.80 per share.

     The approval of holders of shares representing a majority of votes represented at the Annual Meeting will be necessary to adopt the 2001 Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE 2001 STOCK OPTION PLAN.

                                  PROPOSAL III.
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year-ended
December 31, 2001, and is submitting such selection to the Company's stockholders for their ratification. The Board recommends that such appointment be approved by the stockholders. The Company's independent auditors for its fiscal years ended December 31, 1996 through 2000 was Deloitte & Touche LLP. The affirmative vote of a majority of the shares of common stock present or represented at the meeting is necessary to ratify the appointment of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is not expected to be present at the meeting. If the foregoing proposal is not approved, or if Deloitte & Touche LLP declines to act or otherwise becomes incapable of performing, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to fiscal year 2001 will be subject to approval by the stockholders at the 2002 Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                    STOCKHOLDERS PROPOSALS AND OTHER MATTERS

     The management of Magnum Hunter Resources, Inc. is not aware of any matters other than those set forth in this Proxy Statement which will be presented for action at the meeting. If any other matters should properly come before the meeting, the persons authorized under management's proxies shall vote and act with respect thereto according to their best judgment.

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in the year 2002 must be received by the Company by January 31, 2002, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. The Company will bear the cost of the solicitation of the Board of Directors' proxies for the meeting, including the cost of preparing, assembling, and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers and regular employees of the Company, and no additional compensation will be paid to such individuals.

                                   APPENDIX A


                          MAGNUM HUNTER RESOURCES, INC.
                             2001 STOCK OPTION PLAN

1. PURPOSES.          This Magnum Hunter Resources, Inc., 2001 Stock Option Plan
(herein called the "Plan") is intended to be an employment incentive and to encourage stock ownership by employees and directors of Magnum Hunter Resources, Inc. (herein called the "Corporation") and other persons selected hereunder in order to increase their proprietary interest in the Corporation's success. Options granted under the Plan may qualify as "Incentive Stock Options" as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), if such Options meet the additional requirements of Section 7 hereof.

2. DEFINITIONS.       When used in this Plan, the following terms shall have the meanings set forth below:

     (a) "Board" or "Board of Directors" means the Board of Directors of the Corporation.

     (b) "Change in Control" means any of the following:

     (i) Any Person who, as of the effective date of this Plan is unaffiliated with any current shareholder of the Corporation, becomes the beneficial owner of equity securities of the Corporation comprising 20% or more of the total number of votes that may be cast for the election of directors of the Corporation; or

     (ii) As the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets, sale of securities, contested election, or any combination of the foregoing, the persons who were directors of the Corporation immediately before such transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation or its assets; provided, however, that any individual becoming a director subsequent to the Effective Date of the Plan whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of the Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (iii)If at any time: (i) the Corporation shall consolidate or merge with any other Person and the Corporation shall not be the continuing or surviving entity; (ii) any Person shall consolidate or merge with the Corporation, and the Corporation shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Common Stock shall be converted into, or exchanged for, stock or other securities of any other Person or cash or any other property; (iii) the Corporation shall be a party to a statutory share exchange with any other Person after which the Corporation is a subsidiary of any other Person; or (iv) the Corporation shall sell or otherwise transfer 50% or more of the assets or earning power of the Corporation and its Parents and Subsidiaries (taken as a whole) to any Person or Persons.

     Notwithstanding the foregoing, a Change of Control shall not include any acquisition, merger, or reorganization by the Corporation in which the shareholders of the Corporation immediately prior to such acquisition, merger, or reorganization will have substantially the same proportionate ownership of common stock of the surviving corporation immediately thereafter or which would be considered a Change in Control only due to the acquisition of Stock of the Corporation by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Parent or Subsidiary.

     (c) "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time and regulations adopted thereunder.

     (d)  "Committee"  means a  Committee  appointed  by the Board  pursuant  to
Section 5 to administer the Plan and to perform the functions set forth herein.

     (e) "Common Stock" or "Stock" means the Common Stock of the Corporation, $0.002 par value per share, or such other security or right or instrument into which such Common Stock may be changed or converted in the future.

     (f) "Continuous Service" means the service of an individual to the Corporation, as either an Employee or director that is not interrupted or terminated. Except as noted below, Continuous Service shall be measured in whole year segments beginning on the most recent date on which the Optionee commences or recommences service with the Corporation. Unless otherwise required by law or determined by the Board, any interruption or termination of service will require that future Continuous Service begin with the recommencement date. A transfer among corporations that are Parents or Subsidiaries of the Corporation and absences approved under established leave policies of the Corporation will not result in an interruption or termination of Continuous Service.

     (g) "Corporation" means Magnum Hunter Resources, Inc. and any successor(s) thereto.

     (h) "Disability" means the mental or physical disability of an Optionee that precludes the Optionee from engaging in any occupation or employment for wage or profit for at least twelve months and appears to be permanent, as determined by the Committee in its sole discretion. All decisions by the Committee relating to an Optionee's Disability (including a decision that an Optionee is not disabled), shall be final and binding on all parties.

     (i) "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law as amended from time to time.

     (j) "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

     (i) So long as the Common Stock is listed on any established stock exchange or traded on the NASDAQ National Market or the NASDAQ SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

     (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

     (k) "Incentive Stock Option" or "ISO" means an Option to purchase Stock, granted under Section 7 herein, which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422.

     (l) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

     (m) "Option" means either an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

     (n) "Option Agreement" means a written agreement between the Corporation and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

     (o) "Optionee" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

     (p) "Parent" means any corporation which directly or indirectly owns at least 50% of the total combined voting power of all classes of stock of the Corporation

     (q) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

     (r) "Plan" means the Magnum Hunter Resources, Inc. 2001 Stock Option Plan, as herein established and as hereafter amended from time to time.

     (s) "Stock" or "Shares" means the Common Stock of the Corporation.

     (t) "Subsidiary" means a corporation in which the Corporation owns, either directly or through one or more of its Subsidiaries, at least 50% of the total combined voting power of all classes of stock.

3. ELIGIBILITY.

     (a) The individuals who shall be eligible to participate in the Plan shall be those employees and non- employee directors who perform services for the Corporation or for a Parent or Subsidiary and who are selected by the Board or by a Committee appointed by the Board to administer the Plan. Members of the Board and any such Committee are eligible to be granted Options hereunder.

     (b) Subject to the terms and provisions of the Plan and applicable law, the Board or Committee at any time and from time to time, may grant Options to such individuals who are eligible under paragraph (a). More than one Option may be granted to any such person. Subject to Section 6 and 7 (if applicable) of the Plan, the Board shall have sole and complete discretion in determining the terms of such grant.

     (c) After the Board (or Committee) approves the grant of an Option to an Optionee, it shall promptly so notify the grantee. The grantee so notified must indicate his acceptance of the Option by delivering to the Corporation an executed Option Agreement and such other documents and instruments as the Board may require within 10 business days after receipt of the documentation to be executed. The Option otherwise granted shall automatically lapse at the expiration of such period if the documents required by the Board have not been executed and returned.

4. SHARES SUBJECT TO PLAN.           The Shares subject to the Options and other
provisions of this Plan shall be Shares of the Common Stock of the Corporation. Such Shares may be authorized but unissued Shares or may be Shares held as treasury stock. Subject to adjustment in accordance with the provisions of
Section 10 hereof, the total number of Shares of Common Stock of the Corporation which may be purchased pursuant to Options granted under the Plan shall not exceed in the aggregate 3,495,000 Shares. In the event that any outstanding Option under the Plan for any reason expires or is terminated prior to the end of the period during which Options may be granted hereunder, the Shares of Common Stock allocable to the unexercised portion of such Option may again be subjected to grant under the Plan.

5. ADMINISTRATION OF PLAN.

     (a) Subject to paragraph (e), the Plan shall be administered by the Board or by a Committee to which administration of the Plan is delegated by the Board. The Board or Committee, as applicable, may utilize the services and expertise of any employees or agents of the Corporation in carrying out its duties hereunder and delegate ministerial tasks to such persons and may terminate or limit the services of any such employee or agent at any time.

     (b) The Board (or the Committee appointed by the Board) shall have full authority and power to exercise generally such powers and to perform such acts as it deems necessary or advisable to promote the best interests of the Corporation with respect to the Plan and to carry out the purposes of the Plan. Without limiting the generality of the foregoing, the Board (or Committee) shall have the power and authority to take any and all of the following actions:

     (i) designate the eligible persons to whom Options shall be granted hereunder;
     (ii) determine the number of Shares to be covered by each such Option granted hereunder;
     (iii)determine whether an Option granted hereunder is intended to constitute an Incentive Stock Option under Section 422 of the Code;
     (iv) determine all other terms and provisions of Options granted hereunder (which need not be uniform);
     (v) approve one or more forms of Option  Agreements for use under the Plan;
(vi) construe and interpret the provisions of the Plan, the Option Agreements and all Options granted hereunder;
     (vii) establish, amend, and revoke any rules, regulations, forms, guidelines and practices governing the administration or operation of the Plan;
     (viii) to make such determinations and interpretations and to take such other steps in connection with the Plan or the Options granted thereunder as it deems necessary or advisable;
     (ix) correct any defect, supply any information, or reconcile any inconsistency in the Plan or in any Option Agreement in the manner and to the extent that it shall deem expedient;
     (x) designate one or more Employees or agents (whether or not a member of the Board or Committee) to handle the day to day administration of the Plan or specific tasks related to the administration of the Plan; and
     (xi) incur reasonable expenses in the administration of the Plan, which expenses shall be paid by the Corporation.

     (c) If the Plan is administered by the Board, the actions of the Board shall be governed by the Bylaws of the Corporation. The Board may designate (or in the absence of such designation, the Committee shall select) one of its members as its chairman. Similarly, the Board or Committee may designate a secretary of the Committee, who need not be a member of the Committee, to keep the minutes of its proceedings. The Committee may hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All action of the Committee shall be taken by a majority of its members. Any action may be taken by a written instrument signed by a majority of the members and action so taken shall be fully as effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held. Subject to the foregoing, all such actions by the Board or Committee under the Plan or with respect to the Options granted hereunder shall be final and binding on all parties. Notwithstanding the foregoing, no member of the Board or Committee shall vote or participate in discussions concerning the possible grant of an Option hereunder to such member.

     (d) Any right, authority or responsibility of the Board to act with respect to the Plan or Options granted hereunder shall be fully vested in the Committee appointed by the Board and shall apply equally to such Committee, except that the power to amend or terminate the Plan shall be reserved to the Board. Any reasonable expenses incurred by the Board or the Committee in administering the Plan shall be paid by the Corporation.

     (e) Notwithstanding the foregoing, Options may be granted under the Plan to officers and directors only if the terms of such grants are approved by the Board of the Corporation, by a Committee of two or more persons who are non-employee directors, or by the holders of a majority of the outstanding Shares of the Corporation in compliance with section 14 of the Exchange Act and not later than the date of the annual meeting of shareholders next following such grant. Approval of each grant of an Option is not required if the terms and conditions of each grant are fixed in advance and as herein provided. For purposes of this Plan, an officer of the Corporation means its president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function, any other person (whether or not named as an officer) who performs a significant policy-making function for the Corporation. Officers of any Parent or Subsidiary of the Corporation shall be deemed officers of the Corporation if they perform such policy- making functions for the Corporation. A non-employee director means a director of the Corporation who is not currently an officer (as defined in SEC Rule 16a-1(f)) of the Corporation or a Parent or Subsidiary of the Corporation or otherwise currently employed by the Corporation or such Parent or Subsidiary, does not receive compensation, either directly or indirectly, from the Corporation or a Parent or Subsidiary of the Corporation for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to SEC Reg. ss. 229.404(a), does not possess an interest in any other transaction for which disclosure would be required pursuant to SEC Reg. ss. 229.404(a), and is not engaged in any business relationship for which disclosure would be required pursuant to SEC Reg. ss. 229.404(b).

6. TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS.           Each Option granted
pursuant to the Plan, whether or not intended to constitute an Incentive Stock Option, shall comply with and be subject to the following terms and conditions:

     (i) Option Agreement. Each Option shall be evidenced by an Option Agreement. The grant of an Option shall not be effective until the Optionee has executed an Option Agreement and returned that agreement to the Board,

     (ii) Exercise Price: The exercise price shall be not less than the Fair Market Value of the Shares of Common Stock of the Corporation on the date of grant of the Option.

     (iii)Number of Shares: The Option Agreement shall state the total number of Shares to which it pertains.

     (iv) Term of Options: Each Option granted under the Plan shall be for a term not in excess of ten (10) years from the date the Option is granted.

     (v) Exercise of Options: An Option granted under the Plan shall be exercisable at such times and in such increments as set forth in the Option Agreement. Options shall be exercised by written notice from the Optionee, in a form prescribed by the Board, delivered in person or by mail to the Secretary of the Corporation or such other person as the Board may designate at the Corporation's principal executive offices, setting forth the number of Shares with respect to which the Option is to be exercised and accompanied by payment of the exercise price and otherwise in accordance with the Option Agreement. The Board may require that a minimum number of Shares be exercised with respect to such partial exercise of Options granted under the Plan. The Board may also require that the right to exercise an Option expires upon termination of Continuous Service or upon other terms and conditions specified in the Option Agreement. Upon exercise Shares may be subject to such restrictions as determined by the Board.

     (vi) Payment for Shares: Subject to such further restrictions as the Board may require, the purchase price of Shares subject to an Option Agreement may be paid in whole or in part in cash or by bank-certified, cashier's or personal check subject to collection. If so provided in the Option Agreement, by a promissory note executed by the Optionee. Such note shall be for a term not longer than the maximum term for which an Option could be granted to the Optionee, shall be secured by pledge of the purchased Shares, and shall be subject to such other conditions as the Board may require. The Board shall require that the note or other installment obligation be repaid through payroll deduction and that any note given in payment of Shares acquired pursuant to an Incentive Stock Options bear a reasonable rate of interest. In addition, if so provided in the Option Agreement, any portion of the purchase price of the Shares to be issued may be paid by delivering to the Corporation a properly executed exercise notice together with a copy of irrevocable instructions to a stockbroker to sell immediately some or all of the Shares acquired by exercise of the Option and to deliver promptly to the Corporation an amount of sale proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price, including any taxes applicable thereto. The Option Agreement may also permit the purchase price of the Shares to be issued to be paid by having a number of Shares withheld that otherwise would be acquired upon such exercise. Any Shares withheld upon exercise as payment of the purchase price shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If Shares allocable to an Option are withheld from Shares otherwise issuable pursuant to such Option in payment of all or a portion of the purchase price or tax withholding obligations under the Option, only the net number of Shares issued by the Company (i.e. the gross number less the Shares delivered or withheld) shall be counted towards the limit in Subsection 4.

     (vii) Vesting and Exercise Schedules: The Options granted hereunder may be subject to such vesting and exercise schedules, which need not be uniform, extending not longer than ten years from the date of grant of such Option, as determined by the Board. If an Optionee terminates Continuous Service before an Option is vested or exercisable, the right to exercise such Option shall be immediately forfeited. No Option may be exercised before it is vested. If not otherwise specified in the Option Agreement, the Option will become 20% vested and exercisable at December 31 following the date of grant. An additional 20% of the Option shall become vested and exercisable at each succeeding December 31.

     (viii) Rights as Shareholder: The holders of Options shall not be or have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares purchasable upon the exercise of any part of an Option unless and until certificates representing such Shares shall have been issued by the Corporation to such holders. If Shares are paid for by a promissory note, the exercising Optionee shall have all rights and privileges of a shareholder at the time of exercise, notwithstanding the existence of such payment obligation, except to the extent that the Optionee shall be in default of the payments for such Shares.

     (ix) Assignment: Except as hereinafter provided, no Option shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee. The Board may require an Optionee to designate a person who may exercise any Options upon his death. No Option shall be subject to execution, attachment, or similar process. Notwithstanding the above, the Board may, in its sole discretion, permit the transfer, whether gratuitous or for consideration, of some or all of the Optionee's rights to a Nonstatutory Stock Option in connection with bona fide tax planning transactions of the Optionee that are approved by the Board. The Board may condition its approval of a proposed transfer on the Optionee's agreement to enter into an indemnification agreement with the Corporation in a form and manner prescribed by the Board for all claims arising in connection with the transfer.

     (x) Noncompetition, etc. The Board may determine the extent to which any Option granted hereunder is subject to a condition that the Optionee refrain from competition with the Corporation, not disclose confidential or proprietary information, or other restrictions and covenants on the actions of the Optionee either prior to or after exercise.

     (xi) Other Terms. Any Option granted hereunder may contain such other and additional terms as determined by the Board from time to time. Such terms and conditions need not be uniform, but may not conflict with the terms of the Plan.

7. ADDITIONAL CONDITIONS APPLICABLE TO INCENTIVE STOCK OPTIONS.            If an
Option granted hereunder is intended to constitute an Incentive Stock Option, such Option shall comply with the following requirements in addition to those conditions set forth in Section 6 above.

     (a) Grants to Employees Only. An Incentive Stock Option may be granted only to a person who at the time of grant is an employee of the Corporation or a Parent or Subsidiary, as defined in Section 425 of the Code (including officers and directors who are employees). For purposes of this Section, the status of an employee shall not be terminated by the grant of an authorized leave of absence or by service in the military forces of the United States for a period during which his re-employment rights are protected, provided, in either instance, that such employee returns to active service with the Corporation at the expiration of such authorized leave or military service.

     (b) Maximum Value. The aggregate Fair Market Value (determined as of the date the Option is granted) of Common Stock with respect to which any employee may exercise an Incentive Stock Option granted under this Plan in any calendar year (under all plans of his employer corporation and its Parent or Subsidiary) may not exceed $100,000. If for any reason the aggregate Fair Market Value (determined at the time the Option is granted) of stock with respect to which Options are exercisable hereunder for the first time by any eligible employee during any one calendar year (under this Plan and all other Incentive Stock Option plans of the Corporation or any Parent or Subsidiary of the Corporation) shall exceed $100,000, such Options shall be treated as Options which are not Incentive Stock Options, taking Options into account in the order in which they are granted.

     (c) Additional Limitation 10% Shareholders: If on date of grant of an Incentive Stock Option, the Optionee owns stock possessing 10% or more of the total combined voting power of all classes of stock of his employer corporation or of its Parent or Subsidiary, then (i) the exercise price shall be at least 110% of the Fair Market Value of the Common Stock subject to such Option on the date of grant and (ii) such Option may not be exercised after the expiration of five (5) years from the date the Option is granted.

     (d) Disqualifying Disposition: The Option Agreement for an Incentive Stock Option shall provide that if Shares acquired upon exercise of an Option is disposed of by an Optionee in a disqualifying disposition, within the meaning of
Section 422 of the Code, such Optionee shall notify the Board in writing of the date and terms of such disposition. In no event may an Option be treated as an incentive Option if it is exercised more than three (3) months after the date of the Optionee's termination of employment. A disqualifying disposition by an Optionee shall not affect the status of any other Option granted under the Plan as an Incentive Stock Option.

     (e) Assignment: An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by such Optionee.

8. STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK.         No Stock Appreciation
Rights may be granted under the Plan; nor may Shares of restricted stock be issued under the Plan.

9. TERMINATION OF CONTINUOUS SERVICE.

     (a) Notwithstanding anything in the Plan to the contrary, except as provided hereinafter or in an Option Agreement, if an Optionee's Continuous Service existing at the Grant Date terminates, the right of an Optionee to exercise any Option granted to him shall terminate on the date that is three months after the effective date of his termination of service. An Optionee who receives severance pay shall not be considered to be in Continuous Service for the period of time represented by such severance pay.

     (b) An Option Agreement may provide that if the exercise of the Option following the termination of the Optionee's Continuous Service (other than upon the Optionee's death or Disability) would result in liability under Section 16(b) of the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement, or
(ii) thirty (30) days after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act.

     (c) If permitted by his Option Agreement, an Optionee whose Continuous Service terminates as a result of Disability may exercise his Option (to the extent that the Optionee was entitled to exercise it as of the date of termination, unless the Option Agreement expressly provides that the Option may become exercisable for additional Shares after the date of termination), until the earliest of (i) the date that is twelve (12) months after the Optionee's termination of Continuous Service, or (ii) the date specified in the Option Agreement, or (iii) the expiration of the term of the Option.

     (d) If an Optionee's Continuous Service terminates due to the death of the Optionee, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance as a result of the Optionee's death, may exercise any Options granted to the Optionee which were exercisable on the Optionee's date of death. Such exercise must occur before the earliest to occur of (i) the date that is twelve (12) months after the Optionee's death, (ii) the date specified in the Option Agreement, or (iii) the expiration of the term of the Option. If an Optionee's Continuous Service terminates otherwise than due to the death of the Optionee and the Optionee had the right to exercise any Options following such termination, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance as a result of the Optionee's death, may exercise any Options granted to the Optionee during such time as the Optionee could have exercised such Options if he had not died.

10. RECAPITALIZATION.

     (a) The existence of this Plan and grant of Options hereunder shall not limit in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure, its business, or any merger or consolidation of the Corporation, or any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Corporation or any other corporation, any sale or transfer of any part of the Corporation's or any other corporation's assets or business or any other corporate act whether similar to the events described above or otherwise.

     (b) Without regard to whether Section 11 applies, if the outstanding Shares are increased, decreased or exchanged through merger, consolidation, sale of all or substantially all of the property of the Corporation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution in respect to such Shares, for a different number or type of Shares, or if additional securities or new or different securities are distributed with respect to such Shares, an appropriate and proportionate adjustment shall be made in: (i) the maximum number of Shares of Common Stock available under the Plan as provided in Section 4 herein; (ii) the type of shares or other securities available for the Plan; (iii) the number of Shares of Common Stock subject to any then outstanding Options under the Plan; and (iv) the exercise price for each share of Common Stock subject to then outstanding Options.

     (c) Any adjustment made pursuant to the provisions of this Section shall be final, binding and conclusive. A notice of such adjustment, including identification of the event causing such adjustment, the calculation method of such adjustment, and the change in price and the number of Shares of Stock or securities, cash, or property purchasable subject to each Option shall be sent to each Optionee.

11. MERGER OR ACQUISITION.

     (a) Subject to any required action by the shareholders, if the Corporation shall be the surviving or resulting corporation in any merger or consolidation, any Option granted hereunder shall pertain to and apply to the securities or rights to which a holder of the number of Shares of Common Stock subject to the Option would have been entitled.

     (b) Notwithstanding any other provision of this Plan, if there is a Change in Control, all outstanding Options shall immediately become fully vested and exercisable unless the Change in Control, or the transaction, event or occurrence causing the Change in Control, was duly and effectively approved in advance by the affirmative vote of a majority of the Board. In addition, in the event of the commencement of a tender or exchange offer which would, if successful, result in a Change of Control or any similar event that the Board determines in its absolute discretion would, if consummated, materially alter the structure or business of the Company, the Board upon written notice to Optionees, may in its absolute discretion do one or more of the following: (i) accelerate outstanding Options by shortening the period during which Options are exercisable, provided that they remain exercisable for at least 10 business days after the date of the notice; (ii) accelerate any vesting schedule to which an Option is subject; (iii) enter into an agreement to have the surviving, resulting or offering corporation grant to the Optionees replacement Options, with appropriate adjustment as to number and kind of securities and exercise prices; or (iv) cancel outstanding Options upon payment to the Optionee in cash with respect to each Option which is then exercisable (including Options which have been accelerated by the Board) of an amount which, in the absolute discretion of the Board, is determined to be equiva lent to the difference between (x) the Fair Market Value at the effective time of such dissolution, liquidation, merger, reorganization, sale or other event of the consideration that would be received by the Optionee if the Option had been exercised before such effective time, and (y) the exercise price of each such Option. The actions described in this paragraph may be taken without consideration of any income tax consequences to the Company or to the Optionee.

12. TERM OF PLAN. The term of this Plan shall be ten years beginning on the effective date determined under Section 16 below. No Option may be granted more than ten years after such effective date of the Plan, but Options theretofore granted may extend beyond that date.

13. AMENDMENT AND TERMINATION.          The Plan may at any time or from time to
time be modified or amended by the Board except to the extent that shareholder approval of an amendment is required by Exchange Act or the Code, including any requirement to maintain the status of Options as Incentive Stock Options or to comply with SEC Reg. ss. 16b-3. The Board may suspend or terminate the Plan at any time. The amendment or termination of the Plan shall not, without the consent of the Optionee, adversely affect any Options previously granted unless required to comply with applicable law.

14. INVESTMENT INTENT.       The Corporation may require that there be presented
to and filed with it by any Optionee(s) under the Plan, such evidence as it may deem necessary to establish that the Options or the Shares of Common Stock to be purchased or transferred are being acquired for investment purposes only and not with a view to their distribution. Each Option Agreement entered into with Optionees hereunder and all certificates issued upon of such Option shall contain appropriate legends, determined in the Board's sole and absolute discretion, covering all applicable restrictions pertaining to the Shares evidenced by such certificates.

15. INDEMNIFICATION.                 Except as otherwise provided in Articles of
Incorporation or the Bylaws of the Corporation, the Corporation shall indemnify any member of the Board or any Committee appointed by the Board to administer the Plan who was or is a party or has been threatened to be made a party to any proceeding arising from or in connection with this Plan, or by reason of the fact of being or having been a member of the Board or such Committee, against expenses, judgment, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, except in relation to matters as to which such person shall be adjudged to be liable for negligence in the performance of his duties. Any such indemnification shall be in addition to any other rights to indemnification to which such person may be entitled.

16. EFFECTIVE DATE; APPROVAL OF SHAREHOLDERS.       This Plan shall be effective
on the date that it is approved by the affirmative vote of a majority in interest of the holders of stock of the Corporation entitled to vote at meetings of the shareholders of the Corporation under the Corporation's Certificate of Incorporation, Bylaws and applicable laws. Such approval must be obtained at a regular or special meeting of such holders held within twelve months after the adoption of the Plan by the Board or by the unanimous written consent of such shareholders within such time. No Shares of Common Stock shall be issued pursuant to an Option prior to compliance with all requirements of applicable laws and regulations.

17. GOVERNMENTAL REGULATIONS. Notwithstanding any of the provisions of this Plan, or of any Option granted under it, the obligation of the Corporation to sell and deliver Shares under such Options shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies as may be required, and the Optionee shall agree that the Optionee will not exercise any Option granted hereunder, and that the Corporation will not be obligated to issue any Shares under any such Option, if the exercise thereof or if the issuance of such Shares shall constitute a violation by the Optionee or the Corporation of any provision of any law or regulation of any governmental authority.

18. MISCELLANEOUS.

     (a) The Corporation shall have the right to deduct or withhold, or require an Optionee to remit to the Corporation, any taxes required by law to be withheld from Options granted or exercised made under this Plan. The Board may require the Optionee to remit to the Corporation the amount of any taxes required to be withheld from such payment in Common Stock, or, in lieu thereof, the Corporation may withhold (or the Optionee may be provided the opportunity to elect to tender) the number of Shares of Common Stock equal in Fair Market Value to the amount required to be withheld.

     (b) Neither the Plan, nor the grant of any Option, or any other action taken, hereunder shall be construed as giving any Optionee or other person any right of employment or service or continuation thereof with the Corporation.

     (c) Proceeds from the sale of Shares pursuant to the exercise of Options hereunder shall constitute general funds of the Corporation and may be used for any purpose determined by the Board.

     (d) This Plan shall be binding on and inure to the benefit of the Corporation, its Parents and Subsidiaries, the Optionee and their respective successors and assigns.

     (e) Any notice required or permitted by the Plan shall be deemed delivered when hand delivered, transmitted by facsimile or e-mail to a telephone number or address provided by the Optionee, or when placed in the United States mail, postage prepaid, in an envelope addressed to the last address of the person to whom the notice is being given, which was communicated to the person giving such notice.

     (f) This plan shall be governed by and construed in accordance with the laws of the State of Texas. Subject to paragraph (g) below, in the event that any judicial proceedings are instituted concerning the interpretation or enforcement of this Plan, in the event of any dispute concerning the interpretation or enforcement of this Plan, exclusive venue over such proceeds shall be vested in the Courts sitting in Dallas County, Texas.

     (g) NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF A DISPUTE HEREUNDER WHICH CANNOT BE RESOLVED BY INFORMAL DISCUSSIONS AND NEGOTIATIONS AMONG THE PARTIES, SUCH DISPUTE SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATION PANEL MAY BE ENTERED IN ANY COURT OR TRIBUNAL OF COMPETENT JURISDICTION. ALL ARBITRATIONS OCCURRING UNDER THIS PARAGRAPH (g) SHALL BE HELD IN DALLAS, TEXAS. THE PARTIES AGREE THAT THE AAA OPTIONAL RULES FOR EMERGENCY MEASURES OF PROTECTION SHALL APPLY TO THE PROCEEDINGS.

     (h) If any provision of the Plan or any Option Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, by a court of competent jurisdiction, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or Plan or Option Agreement overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.

     (i) As used in this Plan, the masculine gender shall include the feminine and neuter genders and vice versa. The singular number shall include the plural and vice versa.

     IN WITNESS WHEREOF, the Corporation has adopted this 2001 Stock Option Plan this 8th day of December, 2000. MAGNUM HUNTER RESOURCES, INC.



                                            By:   /s/Gary C. Evans
                                               ------------------------------
                                                  Gary Evans, President

                                 REVOCABLE PROXY
                          MAGNUM HUNTER RESOURCES, INC.
           600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gary C. Evans and Matthew C. Lutz, or either of them, with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Magnum Hunter Resources, Inc. (the "Company") to be held on Thursday, June 28, 2001, at the Omni Park West Hotel, 1590 LBJ Freeway, Dallas, Texas, 75234 at 10:00 a.m., Central Daylight Savings Time, and any and all adjournments or postponements thereof, with respect to the following matters described in the accompanying Proxy Statement and, in their discretion, on other matters which come before the meeting.

     (1) The election of three (3) Directors:
         Class I - Matthew C. Lutz, John H. Trescot, Jr. and James E. Upfield

o FOR the nominees listed above                   o WITHHOLD AUTHORITY
  (Except as indicated to the contrary below).      to vote for the nominees
                                                    listed above.

     Instructions: To withhold authority to vote for any individual nominee or nominees, write their names here.

      ---------------------------------------------------------------------

     (2) Proposal to adopt the Company's 2001 Stock Option Plan.

         [   ] FOR     [   ] AGAINST     [   ] ABSTAIN


     (3) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2001.

         [   ] FOR     [   ] AGAINST     [   ] ABSTAIN


   Your Board of Directors unanimously recommends a vote FOR the directors set forth above and FOR the proposals set forth above.

                (Continued and to be signed on the reverse side)

                           (Continued from other side)

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof. This Proxy will be voted at the Annual Meeting or any adjournment or postponement thereof as specified. If no specifications are made, this Proxy will be voted FOR the election of directors and FOR the other proposals as set forth above. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.


                       Date:________________________________, 2001

                       ----------------------------------------
                                     (Signature)
                       ----------------------------------------

                       ----------------------------------------
                              (Please print your name)

     (Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. When more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by an authorized person.)

                 PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY
                  AT THE ADDRESS STATED ON THE RETURN ENVELOPE.